QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Regal Entertainment Group:

        We consent to the incorporation by reference in the registration statement (No. 333-87958 and 333-127367) on Form S-8 of Regal Entertainment Group of our report dated March 1, 2010, with respect to the consolidated balance sheets of Regal Entertainment Group as of December 31, 2009 and January 1, 2009, and the related consolidated statements of income, deficit and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Regal Entertainment Group.

        Our report refers to changes in the manner in which the Company accounts for noncontrolling interests as of January 2, 2009 (note 2), convertible debt instruments as of January 2, 2009 (notes 2 and 5) and uncertain tax positions as of December 29, 2006 (note 7).

/s/ KPMG LLP

Nashville, Tennessee
March 1, 2010

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm